Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Riot Platforms, Inc. on Form S-8 of our report dated March 2, 2023, with respect to our audits of the consolidated financial statements of Riot Platforms, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 and our report dated March 2, 2023 with respect to our audit of internal control over financial reporting of Riot Platforms, Inc. and Subsidiaries as of December 31, 2022 appearing in the Annual Report on Form 10-K of Riot Platforms, Inc. for the year ended December 31, 2022. We were dismissed as auditors on May 18, 2023 and, accordingly we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our dismissal.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

Our report also includes an explanatory paragraph regarding the restatement of the previously issued consolidated financial statements as of December 31, 2021 and for the years ended December 31, 2021 and 2020 to correct misstatements.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

July 13, 2023